Exhibit 1

CONSULTANT AGREEMENT

THIS AGREEMENT ("Agreement”) is made as of the 11th day of December, 2007 by and between StrikeForce Technologies, Inc. (herein referred to as the "Company") and Solakian Associates, LLC (herein referred to as the "Consultant").

WITNESSETH:

WHEREAS, the Company desires to consider strategic alternatives available to it which include, but are not limited to, outside financial advisory services; and

WHEREAS, the Consultant has offered to assist the Company as such a .financial advisor and aid the Company in the introduction of potential investors, and the Company desires to secure the services of the Consultant on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

1.  Engagement of Consultant. The Company hereby appoints the Consultant as a financial advisor to introduce potential investors to the Company (the "Consultant Services"). The Consultant, on the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, accepts such appointment. This appointment shall commence as of the date indicated M the preamble above and end upon the termination of the Agreement in accordance with Section 7 herein (the "Term").

2.      Representations and Warranties of the Company. In order to induce the Consultant to enter into this Agreement, the Company hereby represents and warrants to and agrees with the Consultant as follows:

(a)       Accuracy of Information. All public information provided by the Company to the Consultant regarding the Company is true and does not omit any material fact necessary to make such information, in light of the circumstances under which it was delivered, not misleading.

(b)       No Defaults. The execution and delivery of this Agreement, and the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of the Company (in any respect that is material to the Company), any material note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which the Company or any property of the Company is bound, or to the Company's knowledge, any existing law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Company or any property of the Company.

(c)       Incorporation and Authorization. The Company is duly formed and validly existing in good standing as a corporation under the laws of the State of its incorporation. The execution and delivery by the Company of this Agreement have been duly authorized by all necessary action, and this Agreement is the valid, binding and legally enforceable obligation of the Company.

 3.     Representations and Warranties of the Consultant, In order to induce the Company to enter into this Agreement, the Consultant hereby represents and warrants to and agrees with the Company as follows:

(a)       No Defaults. The execution and delivery of this Agreement, and the consummation by the Consultant of the transactions herein contemplated, and the compliance by the Consultant with the terms of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of the Consultant (in any respect that is material to the Consultant), any material, note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Consultant is a part), or by which the Consultant or any property of the Consultant is bound, or to the Consultant's knowledge, any existing law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Consultant or any property of the Consultant.

(b)      Incorporation and Authorization. The Consultant is duly formed and validly existing in good standing as a corporation under the laws of the State of its incorporation. The execution and delivery by the Consultant of this Agreement have been duly authorized by all necessary action, and this Agreement is the valid, binding and legally enforceable obligation of the Consultant.

(c)       Broker Dealer. The Consultant shall not be acting as a broker dealer and will only act to financially advise and introduce prospective investors to the Company. Any decision by a prospective investor to subscribe to the Company's securities shall be based solely on information provided to the prospective investor by the Company. The Consultant shall not make any representations regarding the Company.

 4.     Fee. The Company shall pay the Consultant a fee of five million shares of restricted common stock for the financial advisory and consulting services being rendered. Additionally, the Company shall also pay the Consultant a fee of five thousand ($5,000.00) per month and customary expenses for such services.

5.      Non-Circumvention. The Company hereby agrees as follows:

(a)  The Company agrees to maintain the confidentiality of the Consultant's contacts, except as required by applicable law. For a period of six months from the termination of this Agreement, the Company will not solicit or enter into any transaction covered by this Agreement with the Consultant's contacts without the written consent of the Consultant and payment to the Consultant compensation no less than the compensation to be paid to the Consultant hereunder.

(b)  In the event that the Company breaches Section 5(a) of this Agreement, the Consultant shall be entitled to receive compensation in the same proportion to the transaction done without the Consultant's participation as the compensation to the Consultant under this Agreement bears to the transaction.

6.Indemnification.

(a)  The Company agrees to indemnify and hold harmless the Consultant and the Consultant's employees, accountants, attorneys and Consultants (the "Consultant's Indemnities") against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under any statute or at common law for any legal, or other expenses (including the costs of any investigation and preparation) incurred by them in connection with any litigation, whether or not resulting in any liability, but only insofar as such losses, claims, damages, liabilities and litigation arise out of or are based upon a breach of this Agreement; provided., however, that the indemnity agreement contained in this Section 6(a) shall not apply to amount paid in settlement of any such litigation, if such settlements are made without the consent of the Company, nor shall it apply to the Consultant's Indemnities in respect to any such losses, claims, damages or liabilities arising out of or based upon any breach on their part of this Agreement. This indemnity is in addition to any other liability the Company may otherwise have to the Consultant's Indemnities.

(b)  The Consultant agrees, in the same manner and to the same extent as set forth in Section 6(a) above, to indemnify and hold harmless the Company and th.e Company's employees, accountants, attorneys and Consultants (the "Company's Indemnities") with, respect to any breach, of any representation, warranty or covenant made by the Consultant in this Agreement

7.      Termination.

(a)  Either party may terminate this Agreement upon thirty (30) days' prior written notice.

(b)  Any termination of this Agreement pursuant to this Section shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) on the part of any party thereto, except that the Company shall remain obligated to pay the costs and expenses provided to be paid by it specified in Sections 4 and 5 and that have been earned by the Consultant up to the date of such termination; and the Company and the Consultant shall be obligated to pay, respectively, all losses, claims, damages or liabilities, joint or several, under Section 6 hereof.

8.      Miscellaneous.

(a)  Notice. Whenever notice is required by the provisions of this Agreement to be given to the Company, such notice shall be in writing, addressed to the Company, at:

If to Company:	StrikeForce Technologies, Inc,
1090 King Georges Post Road Suite 108
Edison, NJ 08837
Attn: Mark L. Kay, CEO
Fax: 732 661 9647

Whenever notice is required by the provisions of this Agreement to be given. to the Consultant, such notice shall be given in writing, addressed to the Consultant, at:

If to the Consultant:	Solakian Associates, LLC
c/o Mr. James R. Solakian
152 Mockingbird Court
Three Bridges, New Jersey 08887

(b)       Governing Law. The validity, interpretation, and construction of this Agreement will be governed by the Laws of the State of New Jersey.

(c)  Counterparts. This Agreement may be executed in any number of counterparts, each, of which may be deemed an original and all of which together will constitute one and the same instrument.

(d)      Confidential Information. All confidential financial or business information (except publicly available or freely usable material otherwise obtained from another source) respecting either party will be used solely by the other party in connection with the within transactions, be revealed only to employees or contractors of such, other party who are necessary to the conduct of such transactions, and be otherwise held in strict confidence.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

COMPANY	CONSULTANT

StrikeForce Technologies, Inc,	Solakian Associates, LLC

/s/ Mark L. Kay	/s/ James R. Solakian
Mark L. Kay	James R. Solakian
CEO	Manager

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